SECOND AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, effective as of March 26, 2018, to the Distribution Agreement, dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and among THE RBB FUND, INC., a Maryland corporation, (the “Company”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Abbey Capital Limited, an Irish limited company and an investment adviser to the Company (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company, the Distributor and Adviser desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by the parties.

NOW, THEREFORE, the parties agree to amend and restate Exhibit A of the Agreement for the purposes of adding the Abbey Capital Multi-Asset Fund to the Agreement. Exhibit A of the Agreement is hereby replaced with the Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

THE RBB Fund, Inc.		QUASAR DISTRIBUTORS, LLC

By:	/s/ Salvatore Faia	By:	/s/ James R. Schoenike

Printed Name:	Salvatore Faia	Printed Name:	James R. Schoenike
Title:	President	Title:	President
Date:	March 12, 2018	Date:	March 14, 2018

ABBEY CAPITAL LIMITED.		ABBEY CAPITAL LIMITED.
By:	/s/ Mick Swift	By:	/s/ David Mclnerney
Printed Name:	Mick Swift	Printed Name:	David Mclnerney
Title:	Director	Title:	Head of Finance
Date:	March 15, 2018	Date:	March 15, 2018

Exhibit A to the Distribution Agreement – The RBB Fund, Inc.

Fund Names

Abbey Capital Futures Strategy Fund

Abbey Capital Multi-Asset Fund

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